SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 24, 2003

(Date of earliest event reported)

GUITAR CENTER, INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File:	95-4600862
(State or other jurisdiction of incorporation or organization)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California  91362

(Address of Principal executive offices, including zip code)

(818) 735-8800

(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On April 24, 2003, Guitar Center, Inc. (the “Company” or “Guitar Center”) announced its financial results for the quarter ended March 31, 2003.  Net sales for the quarter ended March 31, 2003 increased 13% to $287.5 million, compared to $254.8 million in the 2002 first quarter.  Net income for the first quarter increased 53% to $5.3 million, or $0.22 per diluted share, compared to $3.4 million, or $0.15 per diluted share, in the first quarter of 2002.

During the first quarter, Guitar Center opened three large format Guitar Center stores in Scottsdale, Arizona, Warwick, Rhode Island and Cerritos, California, as well as one new small format store in Gary, Indiana.

Net sales from retail stores grew 10.8% to $227.6 million for the quarter from $205.5 million in the first quarter of 2002.  Sales from new stores contributed $13.1 million, or 59.4% of the total increase.  First quarter comparable store sales increased 4%.  First quarter gross margin for the retail stores was 24.6% after buying and occupancy costs, unchanged from 24.6% in the first quarter of 2002.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.7% for the quarter, compared to 21.4% in the first quarter of 2002.  The increase was primarily due to an increase in promotional activity compared to last year’s first quarter.

Net sales for the direct response division increased 21.5% to $59.9 million, compared to $49.3 million in the same period in 2002.  In the first quarter, gross margin for the direct response division was 31.3% compared to 27.7% in the first quarter of 2002.  The increase is primarily due to a shift in product mix toward higher margin products, improved efficiencies due to “marry-up” software installed at the Musician’s Friend fulfillment center in mid-February last year and key buys from certain vendors that were left with high inventory following the closure of Mars Music.  Selling, general and administrative expenses for the direct response division were 22.7% for the quarter, compared to 23.4% in the same period last year.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies and leveraging at the call center and fulfillment center.

Guitar Center also disclosed that in mid-March its business was somewhat impacted by the onset of the war in Iraq and that during the first couple of weeks of the war the Company experienced slower traffic in its Guitar Center stores, as well as reduced order volume in the direct response division.

In addition to the information above, the Company hereby incorporates by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 5.

Item 9.  Regulation FD Disclosure.

The information contained in Item 9 of this Current Report is being furnished pursuant to “Item 12. Results of Operations and Financial Condition” of Form 8-K in accordance with SEC Release Nos. 33-8216 and 34-47583.

The information in this Item, including that incorporated herein by reference, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item (including that incorporated herein by reference) shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On April 24, 2003, Guitar Center issued a press release announcing its financial results for the first quarter ended March 31, 2003.  Attached to the press release were financial tables.  A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: April 24, 2003	By	/S/ BRUCE L. ROSS
		Name:	Bruce L. Ross
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated April 24, 2003.

99.2	Financial tables released April 24, 2003